Exhibit 99.1

     ADIC Expects Third Quarter Revenue of $108 -- $110 Million;
           One Million Shares Repurchased During the Period

    REDMOND, Wash.--(BUSINESS WIRE)--Aug. 2, 2004--Advanced Digital Information Corporation (Nasdaq:ADIC) today indicated that revenue for the third quarter ending July 31, 2004 is likely to be between $108 and $110 million compared to $108 million in the same quarter last year and $111 million reported in the preceding second quarter.
    Chairman and Chief Executive Officer Peter van Oppen noted, "Although not finished closing the accounts, we believe final sales results for the third quarter ended Saturday will be similar to both the same quarter last year and the second quarter this year as anticipated. Based on normal fourth quarter seasonal trends, additional reseller strength and acceptance of new products, we expect our full-year fiscal 2004 sales to grow at a rate in the high single digits."
    ADIC noted today's updated revenue guidance was issued as a result of Chief Financial Officer Jon Gacek's participation in two investor conferences this week prior to release of final third quarter results next week. Both presentations, scheduled August 3rd and 4th, will be available via webcast. Details are available at www.adic.com/ir.
    Third quarter financial results are expected to be released after market close on Thursday, August 12th. The conference call discussing third quarter earnings and outlook will follow at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast and replay of the call will be available at the Company's website.
    Separately, ADIC noted that, pursuant to a previously announced stock buy back program, it had repurchased just over one million shares during the third quarter at an average price of approximately $9.38 per share.

    About ADIC

    Advanced Digital Information Corporation (Nasdaq:ADIC) is a leading provider of Intelligent Storage(TM) solutions to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's data management software, storage networking appliances, and disk-to-tape data protection solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    (1) Market Share: Gartner Dataquest, Tape Automation Systems
Market Shares, 2003, F. Yale, April 2004. ADIC and Scalar are registered trademarks and Intelligent Storage and iPlatform are trademarks of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2003 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    CONTACT: ADIC
             Jon Gacek, 425-881-8004
             or
             Stacie Timmermans, 425-881-8004